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                                                                     EXHIBIT 8.1




                                 June 18, 1996




                                                                   C 18514-00003



Coast Hotels and Casinos, Inc.
Coast Resorts, Inc.
Coast West, Inc.
4000 West Flamingo Road
Las Vegas, Nevada  89103

          Re:  Exchange of Series A 13% First Mortgage Notes due 2002
               ------------------------------------------------------

Ladies and Gentlemen:

          We have acted as special counsel for Coast Hotels and Casinos, Inc., a Nevada corporation (the "Company"), Coast Resorts, Inc., a Nevada corporation ("Coast Resorts"), and Coast West, Inc., a Nevada corporation ("Coast West" and, together with the Company and Coast Resorts, the "Registrants"), in connection with the Company's proposed offer to exchange $175,000,000 aggregate principal amount of Series B 13% First Mortgage Notes due 2002 of the Company for a like amount of the Company's privately placed Series A 13% First Mortgage Notes due 2002. The Notes are the subject of a Registration Statement on Form S-4 (the "Registration Statement") (File No. 333-4356) filed by the Registrants with the Securities and Exchange Commission. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Registration Statement.

          On the basis of the statements and representations contained in the foregoing materials, we hereby confirm our opinions as set forth in the Prospectus forming a part of the Registration Statement under the caption "Certain Federal Income Tax Consequences." This opinion expresses our views only as to federal income tax laws in effect as of the date hereof, including the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations (including proposed Regulations), published rulings and administrative practice of the Internal Revenue Service (the "IRS") and court decisions. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the IRS or the courts. Accordingly, no assurance can be given that the legal conclusions expressed
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Coast Hotels and Casinos, Inc.
Coast Resorts, Inc.
Coast West, Inc.
June 18, 1996
Page 2


herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely are subject to change either prospectively or retroactively, and any variation or difference in the facts and representations as set forth in the Registration Statement might affect the conclusions stated herein.

          This opinion is rendered solely for your benefit and the benefit of holders of Series B Notes in connection with the Exchange Offer. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Certain Federal Income Tax Consequences" in the Prospectus forming a part of said Registration Statement. Except as stated above, without our prior consent, this opinion may not be furnished or quoted to, or relied upon by, and other person or entity for any purpose.

                              Very truly yours,



                              GIBSON, DUNN & CRUTCHER LLP